Exhibit 10.9

***OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of this 21st day of March, 2012 (the “Effective Date”), by and between Ember Therapeutics, Inc., having a place of business at 855 Boylston Street, 11th Floor, Boston, MA 02116 (“Licensee”), and Joslin Diabetes Center, having a place of business at One Joslin Place, Boston, Massachusetts 02215 (“Joslin”).

WHEREAS, Joslin is the owner of the Licensed Patents (as defined below) and has the right to grant licenses thereunder; and

WHEREAS, Licensee wishes to obtain a license under the Licensed Patents and Joslin wishes to grant Licensee a license under the Licensed Patents, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, have the meanings specified below.

1.1              “Affiliate” means, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2              “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3              “Confidential Information” means any and all scientific, technical, financial, operational, marketing, economic, business or other information in whatever form (written, oral or visual) that is furnished or made available to one party (a “Recipient”) by or on behalf of the other party (a “Discloser”), and that (i) if in tangible form, is labeled in writing as proprietary or confidential; (ii) if in oral

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or visual form, is identified as proprietary or confidential by the Discloser at the time of disclosure or within thirty (30) days thereafter; or (iii) whether or not labeled or otherwise identified by Discloser as confidential or proprietary, should be deemed to be confidential or proprietary by a reasonable person given the nature of the information and/or the circumstances under which it was disclosed. Confidential Information includes, without limitation, trade secrets, patterns, plans, compilations, programs, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, know-how, inventions, codes, software, data and databases, product names, marks, marketing materials and programs, specifications and materials.

1.4              “Derivative Information” means all copies, digests, summaries and extracts of the Discloser’s Confidential Information created or maintained by Recipient, its employees or consultants. Recipient agrees to treat any Derivative Information in accordance with the non-disclosure and non-use provisions of this Agreement that apply to Discloser’s Confidential Information. Additionally, for the avoidance of doubt, any of the Discloser’s Confidential Information included in any Derivative Information is owned by the Discloser of such Confidential Information,

1.5              “FDA” means the United States Food and Drug Administration.

1.6              “Field” means discovery, development, and commercialization of products and services for the prevention, palliation, treatment, or cure of diseases in animals and humans.

1.7              “IND” means an application for approval to conduct human clinical investigations that satisfies the requirements of 21 C.F.R. 312.

1.8              “Licensed Patents” means (a) the patents and patent applications listed in Exhibit A (such applications hereafter referred to as “Patent Applications”); (b) any patent issuing on any such Patent Applications; and (c) all divisions, requests for continued examination, continuations, continuations-in-part (but only to the extent that the claims of each such continuation-in-part application are directed to subject matter specifically described in the Patent Applications), re-examinations, reissues, substitutions, or extensions thereof and patent issuing from those patent rights described in (a) or (b) above and this (c), and (d) foreign counterparts (including supplementary protection certificates) to any such patent rights.

1.9              “Licensed Product” means products, devices, or compositions, the manufacture, use or sale of which falls within the scope of a Valid Claim in the Field.

1.10          “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee and its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales of Licensed Products, less the following to the extent applicable on such sales of Licensed Products and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts, rebates, allowances and retroactive price adjustments to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or, return or recall of any previously sold, leased or otherwise transferred Licensed Products; (c) charge-backs and similar amounts paid to distributors and wholesalers in the ordinary course of business, (d) customer freight charges that are paid by or on behalf of the Invoicing Entity; (e) invoiced

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amounts that are determined to be bad debt and (f) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that (i) in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and (ii) sales of Licensed Products by an Invoicing Entity to its Affiliate or Sublicensee for resale by such Affiliate or Sublicensee will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee on resale of Licensed Products to a third party purchaser.

In the event Licensee or an Affiliate or Sublicensee (each a “Combination Product Seller”) uses a proprietary (whether proprietary to a Combination Product Seller or a third party) active ingredient or component not licensed by Joslin to Licensee hereunder (“Other Components”) to form a product that is a combination of a Licensed Product and an Other Component(s) (a “Combination Product”), Net Sales for the purposes of calculating the royalty owed to Joslin on sales of such Product shall be calculated as described in the subsections below:

(i)                 If the Licensed Product and Other Components contained in the Combination Product(s) are sold separately, Net Sales for sales of the Licensed Product for the purposes of calculating royalty payments shall be determined by multiplying the greater of the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, by the Combination Product Seller for or on account of sales of such Combination Product (the “Gross Sales Price”) by the fraction A/(A+B), in which “A” is the Gross Sales Price of the Licensed Product portion of the Combination Product when sold separately during the most recent reporting period in the country in which the sale was made, and “B” is the Gross Sales Price of the Other Components of the Combination Product sold separately during said reporting period in said country.

(ii)               If either the Licensed Product or the Other Components constituting the Combination Product are not sold separately in the relevant country during the most recent reporting period then the Parties shall negotiate in good faith towards an allocation of the Net Sales of the Combination Product between the Licensed Product (which amount shall be royalty bearing) and the Other Components (which amount shall not be royalty bearing).

1.11          “Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any of its Affiliates receives in consideration for a Sublicense, other than

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royalties based on Net Sales, including without limitation license fees, milestone payments, equity investments to the extent the amount paid for such equity exceeds its fair market value, up front fees, success fees, minimum annual payments and license maintenance fees, but excluding payments for patent expenses, research, development, manufacturing or commercialization activities (including payments for personnel, whether calculated or paid on a fulltime equivalent basis or otherwise) or similar payments to the extent not in excess of the actual cost to Licensee, loans, and equity investments to the extent the amount paid for such equity does not exceed its fair market value. To the extent that rights other than rights under the Licensed Patents are granted along with a Sublicense, the consideration received by Licensee will be apportioned between the Sublicense and such other rights pursuant to good faith negotiations between Licensee and Joslin. In the event the parties are unable to reach agreement on such apportionment, the apportionment shall be determined pursuant to Sections 12.6(b) and (c) of this Agreement. For the avoidance of doubt, Non-Royalty Sublicense Income shall not include proceeds obtained from the sale of Licensee or that portion of Licensee’s business to which this Agreement relates.

1.12          “Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.13          “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Licensed Product.

1.14          “Sublicense” means any license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use of any of the Licensed Patents, or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products. For avoidance of doubt, sublicenses granted to service providers acting for the benefit of Licensee shall not constitute “Sublicenses”.

1.15          “Sublicensee” means any person or entity granted a Sublicense.

1.16          “Third Party” means any person or entity other than Licensee or Joslin or any of their Affiliates

1.17          “Valid Claim” will mean: (a) a claim of an issued and unexpired patent within the Licensed Patents that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned, or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Licensed Patents that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been pending in excess of five (5) years and (iii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.	License Grants.
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2.1              Exclusive License. Subject to the terms and conditions set forth in this Agreement, Joslin hereby grants to Licensee an exclusive (even as to Joslin), worldwide license under the Licensed Patents to make, have made, use, have used, sell, offer to sell, import, research, develop, commercialize and otherwise exploit Licensed Products in the Field; provided, however, that:

(a)                Joslin will retain the right to practice the Licensed Patents for non-commercial, non-clinical research (provided such research is not sponsored by any for-profit entity), teaching and other educational purposes only, and the right to permit governmental laboratories and other not-for-profit research institutions to practice the Licensed Patents for the foregoing purposes; and

(b)               the U.S. federal government will retain rights in the Licensed Patents pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2              Sublicenses.

(a)                Licensee is entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1. All Sublicenses will be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

(b)               Sublicenses will be granted only pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

(i)                 all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

(ii)               a section substantially the same as Section 9 (Indemnification), which also will state that the Indemnitees (as defined in Section 9) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification and insurance provisions;

(iii)             in the event of termination of this Agreement by Joslin pursuant to Section 10.3, (in whole or in part (e.g., termination in a particular country)), any existing Sublicense will terminate; provided, however, that, such Sublicense will not terminate if, as of the effective date of such termination by Joslin pursuant to Section 10.3, a Sublicensee is not in material default of its obligations to Licensee under its Sublicense agreement, and within thirty (30) days of such termination the Sublicensee agrees in writing to be bound directly to Joslin under a license agreement

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substantially similar to this Agreement with respect to the rights Sublicensed hereunder, substituting such Sublicensee for Licensee; and

(iv)             any permitted assignee must agree in writing to be bound by the terms of the assigned Sublicense agreement.

(c)                Notwithstanding anything to the contrary in 2.2(b) above, (i) Licensee shall furnish Joslin with a fully executed copy of any such Sublicense agreement, within thirty (30) days after its execution, which copy may be redacted to exclude financial and other sensitive terms and shall be treated as Confidential Information of Licensee hereunder. Joslin shall keep any such copies of Sublicense agreements in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Joslin’s rights under this Agreement; (ii) Licensee shall report to Joslin annually the progress of Sublicensees’ in developing and marketing Licensed Products; and (iii) Licensee shall monitor Sublicensees’ development efforts under the Sublicenses to assess reasonable and continuous progress in developing Licensed Products to commercial application.

(d)               During the term of this Agreement, Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. Licensee may elect (a) to cure such breach in accordance with Section 10.3 of this Agreement or (b) to enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.3              Affiliates. The licenses granted to Licensee under Section 2.1 will include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates; provided that:

(a)                no such Affiliate will be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to or permitting any use or exploitation of any of the Licensed Patents, including any right to develop, manufacture, market or sell Licensed Products; and

(b)               any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

3.	Development and Commercialization.

3.1              Development Plan.

(a)                Licensee will deliver a written development plan to Joslin within one hundred twenty (120) days of the Effective Date (the “Development Plan”), which Development Plan will summarize Licensee’s plans to utilize the Licensed Patents for the development and commercialization of a Licensed Product.

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(b)               Adjustment of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee's ability to meet its diligence obligations set forth in Section 3.3. Licensee shall provide Joslin with copies of any such adjusted Development Plans.

3.2              Annual Reporting and Meetings.

(a)                Within forty-five (45) days after each anniversary of the Effective Date, Licensee will furnish Joslin with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain approvals from the FDA or any other Regulatory Authority, marketing efforts and sales figures. The written report will contain a sufficient level of detail to assess whether Licensee is in compliance with its obligations under Section 3.3 below and shall also contain a discussion of intended efforts and sales projections for the then current year.

(b)               The parties will meet at least two (2) times per contract year during the first two

(2) years following the Effective Date, and at least on an annual basis thereafter, or as otherwise agreed by the parties, at such times as are agreed by the parties. Such meetings may be in-person, via videoconference, or via teleconference, provided that at least one (1) meeting per contract year will be held in person. During such meetings, Licensee will provide Joslin with a summary of (i) its efforts to develop and commercialize Licensed Products as detailed in the annual report discussed in Section 3.2(a) during the period since submission of the previous such annual report and/or since the last meeting, (ii) its strategy and activities relating to the grant of Sublicenses, including, for example, a description of the corporate profile of Sublicensees it is actively pursuing, the anticipated Sublicense terms and the geographies in respect of which it anticipates granting Sublicenses and (iii) progress towards the accomplishment of any of the milestone events described in Section 4.3 that Licensee reasonably anticipates achieving within the next twelve (12) month period.

3.3              Diligence. Licensee shall use commercially reasonable efforts, and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to undertake research and/or development activities directly related to the commercialization of a Licensed Product; (c) to prepare and file the appropriate application(s) for each Licensed Product that requires the approval of the FDA or any Regulatory Authority; (d) to introduce Licensed Products into the commercial market; and (e) to market Licensed Products following such introduction into the market.

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If Joslin determines that Licensee has not fulfilled its obligations under this Section 3.3, Joslin shall furnish Licensee with written notice of the determination. Within sixty (60) days after Licensee’s receipt of the notice described in the preceding sentence, Licensee shall either (i) fulfill the relevant obligation, (ii) negotiate with Joslin a mutually acceptable schedule of revised commercialization obligations, or (iii) dispute Joslin’s assertions and initiate dispute resolution under Section 12.6. Notwithstanding the foregoing, Joslin shall not have the right to terminate this Agreement for a failure to meet the requirements of this Section 3.3 if Licensee shows progress in development or commercialization of at least one Licensed Product during the preceding twelve (12) month period.

4.	Consideration for Grant of License

4.1              Equity.

(a)                Within thirty (30) days after the Effective Date, Licensee shall issue to Joslin fifty thousand (50,000) shares of common stock of Licensee and Licensee shall provide Joslin with a copy of Licensee’s capitalization table on the Effective Date.

(b)               Within thirty (30) days after the first IND for a Licensed Product becomes effective (that is, Licensee is permitted to dose subjects with a Licensed Product consistent with FDA regulations), Licensee shall issue to Joslin one hundred thousand (100,000) shares of common stock of Licensee.

4.2              Upfront Fees. Licensee shall pay Joslin an upfront fee of $25,000 within fifteen (15) days following the Effective Date (the “Upfront Fee”).

4.3              Milestone Payments.

(a)                Licensee shall make milestone payments to Joslin upon achievement of each of the milestones events as set forth below by Licensee, its Affiliates or Sublicensees. Licensee shall notify Joslin in writing within thirty (30) days following the achievement by Licensee, its Affiliates or Sublicensees of each milestone event described in this Section 4.3, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone event with respect to the first Licensed Product. Each milestone payment shall become payable hereunder a maximum of one time no matter how many times any of the milestone events are achieved and no matter whether the milestone events are achieved by Licensee, its Affiliates or Sublicensees:

(i)                [***] after the first IND for a Licensed Product becomes effective (that is, Licensee (or an Affiliate or Sublicensee) is permitted to dose subjects with a Licensed Product consistent with FDA regulations);

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(ii)              [***] upon completion of the first Phase 2 Clinical Trial with respect to a Licensed Product;

(iii)             [***] upon the grant of marketing approval by FDA with respect to a Licensed Product; and

(iv)             [***] upon reaching aggregate Net Sales of [***] of a Licensed Product in a calendar year.

The milestones set forth in Section 4.3 are intended to be successive. In the event that a Licensed Product is not required to undergo the testing associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved at the time it is determined that the Licensed Product is not required to undergo the said testing. Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.3 will be due within thirty (30) days from the date it is deemed to be a Skipped Milestone. Any amounts paid under this Section 4.3 shall be fully creditable against amounts that become due under Section 4.5.

4.4              Royalties.

(a)                Rate. Licensee shall pay to Joslin royalties, on a country-by-country and product- by-product basis, an amount equal to [***] percent ([***]%) of Net Sales of Licensed Products.

(b)               Third Party Payment Set-Off. Licensee may offset [***] percent ([***]%) of any payments made to a third party that are directly related to the acquisition of intellectual property rights or technology used for the development, manufacture or commercialization of Licensed Products, provided that in no event shall the royalty payments to Joslin be reduced by more than [***] percent ([***]%) of the amount otherwise due.

4.5              Non-Royalty Sublicense Income. Licensee shall pay Joslin a percentage of all Non-Royalty Sublicense Income as specified in the following table, provided that Licensee’s obligation to make payments under this Section 4.5 shall expire when Licensee has paid Joslin cumulative, total payments of Non-Royalty Sublicense Income equal to [***].

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Effective Date of Sublicense	Percentage of Non-Royalty Sublicense Income
Prior to the first anniversary of the Effective Date	[***]%

After the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date	[***]%

After the second anniversary of the Effective Date but on or before the fifth anniversary of the Effective Date	[***]%

After the fifth anniversary of the Effective Date	[***]%

5.	Reports; Payments; Records.

5.1              Reports and Payments.

(a)                Within ninety (90) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Joslin a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

(i)                 the number of units of Licensed Products sold by Licensee, its Affiliates and Sublicensees for the applicable Calendar Quarter;

(ii)               the gross amount invoiced for Licensed Products sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter;

(iii)             a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

(iv)             a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter; and

(v)	the total amount payable to Joslin in U.S. Dollars on Net Sales and Non- Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

Each such report will be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Joslin for a particular Calendar Quarter, the report will so state.

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(b)               Within ninety (90) days of the end of each Calendar Quarter, Licensee shall pay Joslin all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

(c)                All payments due under this Agreement will be payable in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection, or other charges.

5.2              Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used or sold under this Agreement, any amounts payable to Joslin in relation to such Licensed Products and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records will contain sufficient information to permit Joslin to confirm the accuracy of any reports or notifications delivered to Joslin under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Joslin will have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Joslin any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 5.2 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall reimburse Joslin for the amounts charged by the independent auditor. Joslin may exercise its rights under this Section 5.2 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.3              Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] percent ([***]%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Joslin’s right to exercise any other remedies Joslin may have as a consequence of the lateness of any payment.

5.4              Payment Method. Each payment due to Joslin under this Agreement will be paid by check or wire transfer of funds to Joslin’s account in accordance with written instructions provided by Joslin. If made by wire transfer, such payments will be marked so as to refer to this Agreement.

5.5              Withholding and Similar Taxes. All amounts to be paid to Joslin pursuant to this Agreement will be without deduction of exchange, collection, or other charges, except as permitted in the definition of Net Sales. In the event that Licensee is required to withhold any amounts payable hereunder to Joslin due to the applicable laws of any country, such amount will

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be deducted from the payment to be made by Licensee and remitted to the appropriate taxing authority for the benefit of Joslin. Licensee will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Licensee shall submit to Joslin originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report, if possible, or within ten

(10) business days thereafter. Licensee will cooperate with Joslin to provide such information and records as Joslin may require in connection with any application by Joslin to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

6.	Patent Filing, Prosecution and Maintenance.

6.1              Prosecution of Licensed Patents. Joslin shall be responsible for the preparation, filing, prosecution and maintenance of all Licensed Patents. With respect to Licensed Patents, Joslin shall: (a) use independent patent counsel reasonably acceptable to Licensee and instruct such patent counsel to furnish Licensee with copies of all correspondence relating to the Licensed Patents from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee thirty (30) days to review the text of each patent application before filing; (c) consult with Licensee with respect thereto;

(d)  supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (e) keep Licensee advised of the status of actual and prospective patent filings; and (f) provide copies of any papers related to the filing, prosecution, protection and maintenance of such patent filings at least thirty (30) days in advance of filing or use of same. Joslin shall give Licensee the opportunity to provide comments on and make requests of Joslin concerning the preparation, filing, prosecution and maintenance of the Licensed Patents, and shall consider such comments and requests in good faith.

6.2              Past Expenses. Within thirty (30) days after the Effective Date, Licensee shall reimburse Joslin for all documented, unreimbursed, out-of-pocket expenses, if any, incurred by Joslin prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of the Licensed Patents, such expenses not to exceed Sixty Five Thousand Dollars ($65,000). As of March 1, 2012, such amount is equal to approximately Sixty Three Thousand Dollars ($63,000) .

6.3              Future Expenses. Subject to Section 6.4 below, within thirty (30) days after receipt of each invoice from Joslin, Licensee shall reimburse Joslin for all documented, out-of- pocket expenses incurred by Joslin in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents.

6.4              Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution or maintenance of any Licensed Patents in a country (“Abandoned Licensed Patents”), Licensee shall provide Joslin with prompt written notice of such election. Sixty (60) days after receipt of such notice by Joslin, Licensee will be released from its obligation to reimburse Joslin for the expenses incurred thereafter as to such Abandoned

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Licensed Patents. In the event of Licensee’s abandonment of any Licensed Patents, any license granted by Joslin to Licensee hereunder with respect to such Abandoned Licensed Patents will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Licensed Patents. Joslin will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Licensed Patents to third parties. The claims of any Abandoned Licensed Patents will cease to constitute Valid Claims and such Abandoned Licensed Patents will cease to be part of the Licensed Patents.

6.5              Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Joslin immediately, in order to enable Joslin to comply with regulations regarding payment of fees with respect to Licensed Patents.

7.	Enforcement of Licensed Patents.

7.1              Notice. In the event either party becomes aware of any possible or actual infringement of any Licensed Patents relating to Licensed Products (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2              Enforcement of Licensed Patents; Suit by Licensee. Licensee will have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement of the Licensed Patents. Before Licensee commences an action with respect to any such Infringement, Licensee shall consider in good faith the views of Joslin and potential effects on the public interest in making its decision whether to sue. If Licensee elects to bring suit against an infringer, Licensee shall keep Joslin reasonably informed of the progress of the action and shall give Joslin a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but will have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Licensed Patents in the action or, if Licensee’s license to all Valid Claims in the suit terminates, Joslin may elect to take control of the action pursuant to Section 7.3. If Licensee elects to bring suit against an infringer and Joslin is joined as party plaintiff in any such suit, Joslin will have the right to approve the counsel selected by Licensee to represent Licensee, such approval not to be unreasonably withheld. Licensee shall not compromise or settle such litigation without the prior written consent of Joslin, which consent shall not be unreasonably withheld or delayed. If Licensee exercises its right to sue pursuant to this Section 7.2, and recovers any damages or other sums in such action, or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of- pocket costs and expenses incurred by the parties in connection therewith, including, without limitation, attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both parties, it shall be shared in proportion to the total of such costs and expenses incurred by each party. If, after such reimbursement, any funds shall remain from such damages or other

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sums recovered, Joslin shall receive out of any such remaining recovery received by Licensee an amount as follows: (i) as to ordinary damages, Joslin shall receive payment equivalent to payments that would have been due to Joslin under this Agreement had the infringing sales that Licensee lost to the infringer been made by Licensee and (ii) as to special or punitive damages, such amount shall be divided seventy-five percent (75%) to Licensee and twenty-five percent (25%) to Joslin.

7.3              Enforcement of Licensed Patents; Suit by Joslin. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement of the Licensed Patents pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Joslin of the existence of such an Infringement, Joslin may elect to do so. If Joslin elects to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee will have the right to approve the counsel selected by Joslin to represent Joslin, such approval not to be unreasonably withheld. The expenses of such suit or suits that Joslin elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Joslin and Joslin shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Joslin shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. If Joslin exercises its right to sue pursuant to this Section 7.3, and recovers any damages or other sums in such action, or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of- pocket costs and expenses incurred by the parties in connection therewith, including, without limitation, attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both parties, it shall be shared in proportion to the total of such costs and expenses incurred by each party. If, after such reimbursement, any funds shall remain from such damages or other sums recovered, then such amount shall be divided seventy-five percent (75%) to Joslin and twenty-five percent (25%) to Licensee.

7.4              Own Counsel. Each party will always have the right to be represented by counsel of its own selection and at its own expense, in any suit instituted as authorized under this Section 7 by the other party for Infringement.

7.5              Cooperation. Each party agrees to cooperate fully in any action under this Article 8 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6              Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

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7.7              Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Licensed Patents, Licensee shall promptly notify Joslin in writing and Joslin may elect, upon written notice to Licensee within thirty (30) days after Joslin receives notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1           Warranties.

(a)            Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all United States export control laws and regulations with respect to Licensed Products.

(b)           Joslin represents and warrants to Licensee that, to the best of its knowledge, as of the Effective Date: (i) the Licensed Patents have been prosecuted in good faith; (ii) all fees required to maintain the effectiveness of all patent applications and patents within the Licensed Patents have been paid; (iii) all inventors of the inventions disclosed in the Licensed Patents have duly assigned their rights therein to Joslin; (iv) except for the rights and licenses granted to Licensee herein, Joslin has not granted any Third Party any rights, licenses or options to practice the inventions disclosed in the Licensed Patents, and (vi) Joslin has no knowledge of any claims asserting that the practice of the inventions claimed by the Licensed Patents constitutes an infringement or misappropriation of the rights of any Third Party.

8.2           No Warranty.

(a)            NOTHING CONTAINED HEREIN WILL BE DEEMED TO BE A WARRANTY BY JOSLIN THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE LICENSED PATENTS, OR THAT ANY OF THE LICENSED PATENTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

(b)           JOSLIN DOES NOT MAKE ANY REPRESENTATION THAT THE PRACTICE OF THE LICENSED PATENTS, THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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(c)            EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, JOSLIN AND LICENSEE EACH MAKE NO WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3           Limitation of Liability. Except with respect to Licensee’s indemnification obligations under Section 9, Joslin and Licensee each will not be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

9.	Indemnification.

9.1              Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Joslin and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and its successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of litigation) (collectively, “Losses”) incurred in connection with all suit, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the development or commercialization of any product made, used or sold pursuant to any right or license granted under this Agreement, (b) personal injury or other product liability concerning any product made, used or sold pursuant to any right or license granted under this Agreement, (c) a breach by Licensee of its obligations under this Agreeement or of its warranties under Section 8.1 above, and (d) any gross negligence or willful misconduct on the part of Licensee in performing its obligations under this Agreement, except in each case (clauses (a) through (d)) for those Losses that: (i) arise out of a breach of this Agreement by Joslin or (ii) arise out of the negligence or intentional misconduct of an Indemnitee.

9.2              Notice of Claim. Any Indemnitee that is seeking indemnification hereunder (each a “Claiming Indemnitee”) shall give Licensee prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Claiming Indemnitee intends to base a request for indemnification under Section 9.1, and in no event shall the Licensee be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Claiming Indemnitee shall furnish promptly to Licensee copies of all papers and official documents received in respect of any Losses and Third Party Claims.

9.3              Control of Defense. At its option, Licensee may assume the defense of any Third Party Claim by giving written notice to the Claiming Indemnitee within thirty (30) days after

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Licensee’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by Licensee shall not be construed as an acknowledgment that Licensee is liable to indemnify the Claiming Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by Licensee of any defenses it may assert against the Claiming Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, Licensee may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by Licensee. In the event Licensee assumes the defense of a Third Party Claim, the Claiming Indemnitee shall immediately deliver to Licensee all original notices and documents (including court papers) received by the Claiming Indemnitee in connection with the Third Party Claim. If Licensee assumes the defense of a Third Party Claim, Licensee shall not be liable to the Claiming Indemnitee for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that Licensee is not obligated to indemnify, defend or hold harmless the Claiming Indemnitee from and against the Third Party Claim, the Claiming Indemnitee shall reimburse Licensee for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by Licensee in its defense of the Third Party Claim.

9.4              Right to Participate in Defense. Without limiting Section 9.3 above, the Claiming Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Claiming Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by Licensee in writing, (b) Licensee has failed to assume the defense and employ counsel in accordance with Section 10.1.3 (in which case the Claiming Indemnitee shall control the defense) or (c) the interests of the Claiming Indemnitee and Licensee with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

9.5              Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Claiming Indemnitee becoming subject to injunctive or other relief or otherwise adversely affecting the Claiming Indemnitee in any manner, and as to which Licensee shall have acknowledged in writing the obligation to indemnify the Claiming Indemnitee hereunder, Licensee shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as Licensee, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where Licensee has assumed the defense of the Third Party Claim in accordance with Section 9.3, Licensee shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Claiming Indemnitee (which consent shall not be unreasonably withheld or delayed). Licensee shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of Licensee. Regardless of whether Licensee chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with

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respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of Licensee, such consent not to be unreasonably withheld or delayed.

9.6              Cooperation. Regardless of whether Licensee chooses to defend or prosecute any Third Party Claim, the Claiming Indemnitee shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Licensee to records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Licensee shall reimburse the Claiming Indemnitee for all its reasonable out-of-pocket expenses in connection therewith.

9.7              Expenses. Except as provided above in this Section 9, the costs and expenses, including fees and disbursements of counsel, incurred by the Claiming Indemnitee in connection with any claim shall be reimbursed on a Calendar Quarter basis by Licensee, without prejudice to Licensee’s right to contest the Claiming Indemnitee’s right to indemnification and subject to refund in the event Licensee is ultimately held not to be obligated to indemnify Indemnitee.

9.8              Insurance.

(a)                Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate and naming Joslin as an additional insured. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Joslin will require, naming Joslin as an additional insured. Such commercial general liability insurance will provide: (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement.

(b)               If Licensee elects to self-insure all or part of the limits described above in Section 10.2.1 (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Joslin in its sole discretion. The minimum amounts of insurance coverage required will not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

(c)                Licensee shall provide Joslin with written evidence of such insurance upon request of Joslin. Licensee shall provide Joslin with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such

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insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Joslin will have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(d)               Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (ii) a reasonable period after the period referred to in (i)above.

10.	Term and Termination.

10.1          Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided in this Section 10, will continue in full force and effect until expiration of the last to expire Valid Claim (the “Term”).

10.2          Termination by Licensee. Licensee may terminate this Agreement upon sixty

(60) days prior written notice to Joslin.

10.3          Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within one hundred and twenty (120) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If a party’s right to terminate this Agreement pursuant to this Section 10.3 is being disputed by the other party, which dispute is being diligently pursued by such other party by appropriate proceedings hereunder, such termination shall not be deemed effective unless a court having jurisdiction over such matter confirms a material breach of this Agreement as described above and the breaching party fails to cure such breach within sixty (60) days following such arbitration decision. Both parties will be required to perform in accordance with this Agreement during the pendency of any such dispute.

10.4          Effect of Termination.

(a)                Upon termination of this Agreement by Joslin pursuant to Section 10.3, or by Licensee pursuant to Section 10.2, the rights and licenses granted to Licensee under Section 2.1 will terminate and all rights in and to and under Joslin’s interest in the Licensed Patents will revert to Joslin.

(b)               Upon commission by Joslin of an uncured breach of this Agreement as provided in Section 10.3, Licensee shall be permitted to either: (i) terminate this Agreement and the rights and licenses granted to Licensee under Section 2.1 will terminate and all rights in and to and under Joslin’s interest in the Licensed Patents will revert to Joslin; or (ii) Licensee may, by notice to Joslin, opt to continue the effectiveness of the Agreement (the “Continuation Option”), provided that all payment obligations under Section 4 shall be reduced by [***] percent ([***]%)

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commencing on the date of breach of this Agreement by Joslin and continuing for the remainder of the term of this Agreement and the Agreement shall otherwise remain in full force and effect in accordance with its terms.

(c)                Termination or expiration of this Agreement will not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration, Licensee, its Affiliates and Sublicensees (i) may sell Licensed Products then in stock and (ii) may complete the production of Licensed Products then in the process of production and sell the same; provided in the case of both (i) and (ii) that Licensee shall pay the applicable royalties and payments to Joslin in accordance with Section 4.4, provide reports and audit rights to Joslin pursuant to Section 5 and maintain insurance in accordance with the requirements of Section 9.8.

(d)               In the event Joslin terminates this Agreement pursuant to Section 10.3, Licensee shall promptly provide Joslin with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for marketing approval in the relevant country with respect to Licensed Products. Joslin will be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this Section 10.4(d).

10.5          The parties’ respective rights, obligations and duties under Sections: 5.2, 5.3, 5.4, 8.3, 9.1 – 9.7 (inclusive), 10.4, 11.1 – 11.5 (inclusive), 12.2, 12.4, 12.5 and 12.6, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, will survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 5.5 with respect to Sublicenses granted prior to termination of the Agreement will survive termination.

11.	Confidentiality.

11.1          Obligations. Each party (“Recipient”), when receiving Confidential Information of the other party (“Discloser”), agrees to (a) hold in confidence all of Discloser’s Confidential Information and, except as expressly provided in Section 11.2 below, not disclose such Confidential Information without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely for the purposes permitted under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to accomplish the purposes permitted under this Agreement, with all such reproductions being considered Discloser’s Confidential Information. Each party shall, consistent with its own internal procedures, maintain a log of all Confidential Information it discloses hereunder.

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11.2          Permitted Disclosures. Recipient may provide Disclosed Confidential Information (including any of Discloser’s Confidential Information included in Derivative Information) solely to its employees or consultants on a need-to-know basis; provided, however that (a) any such employees and consultants are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (b) Recipient remains liable for the compliance of such employees and consultants with such obligations. In addition to the foregoing, Licensee may disclose Confidential Information of Joslin as and to the extent reasonably necessary or convenient in connection with the exercise of Licensee’s rights hereunder, including without limitation, through the disclosure to actual and potential contract service providers and Sublicensees, provided that such disclosure shall be subject to confidentiality obligations that are similar in scope to the terms set forth in this Section 11.

11.3          Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement, will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)	is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation;

(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice thereof and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

11.4          Survival. The obligations in this Section 11 shall survive for a period of five (5) years following the expiration or termination of this Agreement; provided, however, that the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Discloser continues to treat such Confidential Information as a trade secret. Upon the expiration or termination of this Agreement, Recipient will promptly, at Discloser’s option, either destroy or return to Discloser any and all of Discloser’s Confidential Information as follows. If Discloser elects to have Recipient destroy Discloser’s Confidential Information, Recipient will destroy Discloser’s Confidential Information (which will include removing and destroying any of Discloser’s Confidential Information included in Derivative Information) and will provide a written certification to Discloser certifying that all of Discloser’s Confidential Information has been destroyed. If Discloser elects to have Recipient return Discloser’s Confidential Information,

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Recipient will return all of Discloser’s Confidential Information (which will include returning any of Discloser’s Confidential Information included in Derivative Information, with Recipient’s Confidential Information or third party confidential information redacted) and will provide a written certification to Discloser certifying that all of Discloser’s Confidential Information has been returned. Recipient may, however, retain one (1) copy of Discloser’s Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality and non-use under this Agreement.

11.5          Remedies. Recipient agrees that (a) Discloser may be irreparably injured by a breach of this Agreement by Recipient; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Recipient to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

12.	Miscellaneous.

12.1          Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation. Upon Licensee’s request, Joslin agrees to make reasonable efforts to assist Licensee in obtaining a waiver of the requirements imposed by such rules or regulations.

12.2          Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Joslin or the name of any of Joslin officers, faculty, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Joslin. This restriction will not apply to any information required by law to be disclosed to any governmental entity.

12.3          Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.4          Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement will be in writing and may be delivered personally, or may be sent by electronic transmission or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.4:

If to Licensee:	Ember Therapeutics, Inc. 855 Boylston Street, 11th Floor Boston, MA 02116 Attn: Chief Executive Officer

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Copy to: Goodwin Procter LLP 53 State Street Boston, MA 02109 Attn: Christopher Denn

If to Joslin:	Joslin Diabetes Center, Inc. One Joslin Place Boston, MA 02215 Attn: General Counsel

Any notice will be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same will be sent by mail to the same address.

12.5          Governing Law and Venue. Subject to Section 12.6, this Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent will have been granted.

12.6          Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 12.6; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than an Indemnitee), the dispute procedures set forth in this Section 12.6 shall be inapplicable as to such dispute.

(a)                In the event of a dispute between the parties, the parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty- five (45) days, any party may, by written notice to the other, have such dispute referred to each of the parties’ respective senior officers, who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(b)               In the event the parties’ senior officers are not able to resolve such dispute, either party may at any time after such 30-day period submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration shall be heard and determined by three (3) arbitrators. Licensee and Joslin shall each appoint one arbitrator and the third arbitrator shall

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be selected by the two party-appointed arbitrators, or, failing agreement within sixty (60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in Boston, Massachusetts. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 8.3.

(c)                Costs of arbitration are to be divided by the parties in the following manner: Licensee shall pay for the arbitrator it chooses, Joslin shall pay for the arbitrator it chooses, and the costs of the third arbitrator shall be divided equally between the parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

(d)               Each party shall continue to performits obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refused to perform its obligations.

(e)                Although the procedures specified in this Section 12.6 are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(f)                The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) are tolled while the procedures set forth in this Section 12.6 are pending. The parties shall take any actions necessary to effectuate this result.

12.7          Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.8          Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.9          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original.

12.10      Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof will in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or

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of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.11      No Agency or Partnership. Nothing contained in this Agreement will give any party the right to bind another, or be deemed to constitute either of the parties as agents for each other or as partners with each other or any third party.

12.12      Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets or business to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assigning party provides the other party with notice of such assignment within ten (10) days of closing and the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.12 will be null and void and of no legal effect.

12.13      Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.14      Interpretation. The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.15      Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement will not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

By: /s/ Louis A. Tartaglia Name: Louis A. Tartaglia Title: CEO	By: /s/ Nandan Padukone Name: Nandan Padukone Title: VP Commercialization and Ventures

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Exhibit A Licensed Patents

Joslin No.	Inventors	IDR Title	U.S. and foreign patent application/patent numbers
JDP-088	Joslin Diabetes Center: Ronald C. Kahn, Yu-Hua Tseng. Children’s Hospital: Atul Butte	“Methods and Compositions for Modulating Adipocye Function”

U.S. Patent App. No. 12/502551, file date Jul 14, 2009.

U.S. Patent, Granted, No 7576052, Grant Date 18-Aug- 2009; Original filing 10/968791, filing date 18- Oct-2004.

PCT Nationalized PCT/US2004/034491, file date 18-Oct-2004;

Nationalized PCT European Patent Office Serial No. 04795629.7, file date 05- May-2006;

JDP-136	Joslin Diabetes Center: Yu-Hua Tseng; Efthymia Kokkotou	“Bone Morphogenetic Proteins for Appetite Control”	U.S. Prov. App. No. 61/179977, file date 20-May- 2009. U.S. Patent App. No. 12/784228, file date May 20- 2010.
JDP-137	Joslin Diabetes Center: Yu-Hua Tseng; Ronald C. Kahn	“Bone Morphogenetic Proteins for The Treatment of Insulin Resistance”	U.S. Prov. App. No. 61/180371, file date 21-May- 2009. PCT/US10/35831, file date 21-May-2010;

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